STOCK PURCHASE AGREEMENT



         This Stock Purchase Agreement ("Agreement") is made as of the 10th day of May, 2001, by INMEDICA DEVELOPMENT CORPORATION, a Utah corporation (the "Company"), MicroCor, Inc., a Utah Corporation, a wholly owned subsidiary of the Company, (the "Subsidiary") and CHI LIN TECHNOLOGY CO., LTD., a corporation duly organized and existing under the laws of the Republic of China ("Buyer").

                                    RECITALS

         The Company and the Subsidiary desires to issue, and Buyer desires to purchase, 5,328,204 shares (the "Shares") of the authorized but unissued shares of its common stock of the Company, $0.001 per share par value, as well as 29,420 shares of the authorized but unissued shares of the common stock of the Subsidiary, for the consideration and on the terms set forth in this Agreement. Upon the issuance of the Shares, Buyer shall own one-third (33.3333%) of the issued and outstanding common stock of the Company as well as one-fifth (20%) of the common stock of the Subsidiary.

         An integral part of this Agreement is the execution by the parties of a Development, Licensing and Manufacturing Agreement in the form set forth as
Exhibit 7.5 (the "Development Agreement") for products based on the Company's noninvasive hematocrit technology (the "Hematocrit Technology"). The parties intend to execute such an agreement in connection with the Closing described in this Agreement.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Anti-Dilution Right"-as defined in Section 2.1.

"Best Efforts"-the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

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"Board Resolution"-as defined in Section 2.1(c).

"Breach"-a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any material inaccuracy in or breach of, or any material failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer"-as defined in the preamble of this Agreement.

"Closing"-as defined in Section 2.3.

"Closing Date"-the date and time as of which the Closing actually takes place.

"COBRA"-means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

"Code"-means the Internal Revenue Code of 1986, as amended.

"Company"-as defined in the preamble of this Agreement.

"Consent"-any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Contemplated   Transactions"-all  of  the  transactions  contemplated  by  this
Agreement, including:

      (a) the issuance of the Shares by the Company to Buyer;

      (b) Buyer's payment of the Purchase Price;

      (c) the execution, delivery, and performance of the Development, Manufacturing and Distribution Agreement; and

      (d) the performance by Buyer and the Company of their respective covenants and obligations under this Agreement.

"Contract"-any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"Damages"-any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorney fees) or diminution of value, whether or not involving a third-party claim.

"Development Agreement"-as defined in the Recitals of this Agreement.

"Disclosure Schedule"-has the meaning set forth in Article 6 below.

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"Employee  Benefit  Plan"-means any (a)  nonqualified  deferred  compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

"Employee Pension Benefit Plan"-has the meaning set forth in ERISA Section 3(2).

"Employee Welfare Benefit Plan"-has the meaning set forth in ERISA Section 3(2).

"Encumbrance"-any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environmental, Health, and Safety Requirements"-shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, marketing, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

"ERISA"-means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" -Scott Jenkins, 60 South Main St.,Suite 800, Salt Lake City, Utah 84111

"Financial Statements"-has the meaning set forth in Paragraph 7 of Exhibit 3 attached hereto.

"GAAP"-generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in
Section 3.4 were prepared.

"Governmental Authorization"-any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"-any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

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         (c)  governmental  or   quasi-governmental   authority  of  any  nature
         (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body  exercising,  or entitled  to  exercise,  any  administrative,
         executive,  judicial,   legislative,   police,  regulatory,  or  taxing
         authority or power of any nature.

"Hematocrit Technology"- a method developed by the Company for measuring hematocrit non-invasively (without drawing blood), and the Company has applied for and/or received four (4) patents from the U.S. Patent and Trademark Office. As of December 12, 1995, the Company's application for a patent entitled "Method and Apparatus for Non-Invasively Determining Hematocrit" was allowed by the U.S. Patent and Trademark Office, and such patent issued on June 18, 1996, as Patent No. 5526808 with a term of 17 years. The Company filed an application for an additional patent which claims priority from October 4, 1990, the date of the first patent's filing. The second patent was issued on July 1 1997 as patent No. 5,642,734, Method and Apparatus for Noninvasively Determining Hematocrit. As of December 21, 1999, the Company received a first office action notice of allowance on a third patent, "System and Method for Invivo Hematocrit Measurement Using Impedence and Pressure Plethysmography." On October 3, 2000 this patent was issued as patent No. 6,128,518. On May 16, 2000 InMedica filled for a fourth patent System and Method for In-Vivo Hematocrit Measurement Using Impedance and Pressure Plethysmography. This patent application is currently pending. The methods and procedures to measure hematocrit non-invasively, including without limitation, the patents and technologies incorporated in the three patents and patent applications described above, are collectively referred to herein as the "Hematocrit Technology."

"Intellectual Property"-means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), relating to the "Hematocrit Technology".

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"Knowledge"-an  individual  will be deemed to have  "Knowledge"  of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Legal   Requirement"-any    federal,   state,   local,   municipal,    foreign,
international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Liability"-means any liability, whether known or unknown, asserted or not asserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.

"Order"-any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Organizational Documents"-(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

"Person"-any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Proceeding"-any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Representative"-with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities   Act"-the  Securities  Act  of  1933  or  any  successor  law,  and regulations and rules issued pursuant to that Act or any successor law.

"Shares"-as defined in the Recitals of this Agreement.

"Subsidiary"-as defined in the preamble of this Agreement.

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"Tax"-means  any federal,  state,  local,  or foreign  income,  gross  receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return"-means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Threatened"-a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Triggering Person"-as defined in Section 2.1.

2. ISSUANCE AND TRANSFER OF SHARES; CLOSING

2.1 SHARES; OPTIONS; BOARD OF DIRECTORS

Subject to the terms and conditions of this Agreement, at the Closing, the Company shall:

         (a) issue and transfer the Shares to Buyer.

         (b) grant to Buyer the right (the "Anti-Dilution Right") to receive that number of additional shares of the Company's common stock necessary to maintain Buyer's percentage ownership of the common stock (as a percentage of the total number of outstanding shares of common stock) equal to the lesser of (A) the percentage ownership held by Buyer immediately prior to any issuance described in clauses (i) and
         (ii) below, or (B) the percentage ownership held by Buyer immediately following the Closing Date. The Anti-Dilution Right shall be triggered by the Company issuing shares of its common stock to any Person other than Buyer, or Buyer's successors or permitted assignees (a "Triggering Person"), during the period beginning on the Closing Date and ending five (5) years thereafter. After such period the Anti-Dilution Right shall expire.

              (i) If the Company issues shares of its common stock to a Triggering Person pursuant to any option, warrant or other right held by such Triggering Person existing on or before the date of this Agreement, then Buyer shall have the right to exercise the Anti-Dilution Right at no cost or other obligation to Buyer.

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              (ii)  If the  Company  issues  shares  of its  common  stock  to a
         Triggering Person by any means other than that described in clause (i) above, then Buyer shall have the right to exercise the Anti-Dilution Right by payment of the same price and pursuant to the same terms upon which the shares are being issued to such Triggering Person.

      and

         (c) appoint two (2) individuals, as designated in writing to the Company by Buyer prior to the Closing, to fill the two vacancies on the Company's Board of Directors. The Buyer shall submit the names and credentials of four persons from which the selection of the two board members shall be made by the InMedica board of directors which shall also act as a nominating committee. InMedica shall not increase the size of its board to more than 5 persons without the prior consent of Buyer.

2.2 PURCHASE PRICE

The purchase price (the "Purchase Price") for the Shares shall be Five hundred thousand and No/100s Dollars ($500,000.00) for the shares in the Company plus an additional Five hundred thousand and No/100s Dollars ($500,000.00) for the shares of MicroCor, Inc. The Purchase Price shall be paid in U.S. currency pursuant to the payment schedule, Schedule 3.7 attached hereto.

2.3 CLOSING

The purchase and issuance (the "Closing") provided for in this Agreement shall take place on a date to be agreed to in writing by the parties, but in any event such date shall be on or before May 31, 2001. The parties may agree in writing to change the Closing Date. Subject to the provisions of Section 9, failure to consummate the purchase and issuance provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4 CLOSING OBLIGATIONS

      (a) Prior to or at the Closing, (i) the Company shall deliver to Escrow Agent certificates representing the Shares, duly executed by the Company's appropriate and authorized officers and issued in the name of Buyer; and (ii) Buyer shall deliver to Escrow Agent the Full Purchase Price in the form of a Note payable to the Company for the shares in the Company and a Note payable to the Subsidiary for the shares in the Subsidiary according to the attached schedule. . Upon receiving both the certificates and the Purchase Price, Escrow Agent shall promptly deliver the certificates to Buyer and the Purchase Price to the Company and Subsidiary. If Escrow Agent has not received both the certificates and the Purchase Price by two (2) business days following the Closing Date, Escrow Agent shall return any certificates it has received to the Company and Subsidiary and shall return any Purchase Price it has received to the Buyer. Escrow Agent's responsibilities shall be expressly limited to those described in this Section 2.4(a) and the parties hereby agree to indemnify
Escrow Agent against any costs or expenses it incurs, including without limitation, attorney fees and court costs, in the event of any dispute concerning the matters described herein.

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      (b) At the Closing,  (i) Buyer shall  deliver to the Company a certificate executed by Buyer representing and warranting to the Company that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; (ii) the Company and Subsidiary shall deliver to Buyer a copy of the fully executed Board Resolution, and a certificate executed by the Company and Subsidiary representing and warranting to Buyer that each of the Company's and Subsidiaries representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and (iii) the parties shall execute the Development Agreement.

2.5 POST-CLOSING COVENANTS

In the event the Closing takes place:

         (a) Buyer covenants that for a period of five (5) years beginning on the Closing Date it shall not take any action either directly or indirectly to increase its representation on the Company's Board of Directors such that the number of members thereof appointed or elected by Buyer exceed (as a percentage of the total number of members of the Board of Directors) forty percent (40%).

         (b) The Company covenants that it shall take no action either directly of indirectly to hold a shareholders meeting for the election of directors until at least twelve (12) months following the Closing Date.

3. REPRESENTATIONS,  WARRANTIES AND COVENANTS OF THE COMPANY

The Company represents and warrants that the statements contained in Exhibit 3 are correct and complete as of the date of this Agreement and will be correct and complete as though made then, except set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure
Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Subsidiary as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the Republic of China (Taiwan).

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4.2 AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The Development Agreement, when executed, will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, authority, and authority to execute and deliver this Agreement and to perform its obligations hereunder. All required authorizations, resolutions, consents and other actions of the Buyer's board of directors and shareholders have been given, made or performed.

         (b) The execution and delivery of this Agreement and the Development Agreement, and the consummation and performance of the Contemplated Transactions will not, directly or indirectly (with or without notice or lapse of time):

              (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Buyer, or (B) any resolution adopted by the board of directors or the stockholders of Buyer; or

              (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by Buyer, may be subject.

Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 INVESTMENT INTENT

Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer acknowledges the restrictions placed upon the resale of the Shares by Rule 144 of the Securities Act, including a restrictive legend, which will affect Buyer's ability to liquidate its investment

4.4 CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

5. COVENANTS OF THE COMPANY PRIOR TO CLOSING DATE

5.1 ACCESS AND DUE DILIGENCE

Between the date of this Agreement and the Closing Date, the Company will, and will cause its Representatives to, (a) permit Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access at all reasonable times to all premises, properties, personnel, books and records (including Tax record), and other documents and data of or pertaining to the Company, (b) furnish Buyer and Buyer's Advisors with copies of all such books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

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

5.2 NOTIFICATION

Between the date of this Agreement and the Closing Date, the Company will promptly notify Buyer in writing if the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company's representations and warranties as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Company will promptly notify Buyer of the occurrence of any Breach of any covenant of the Company in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.3 BEST EFFORTS

Between the date of this Agreement and the Closing Date, the Company will use its Best Efforts to cause the conditions in Section 7 to be satisfied.

5.4 PRESERVATION OF BUSINESS

Between the date of this Agreement and the Closing Date, the Company will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

5.5 EXCLUSIVITY

Between the date of this  Agreement and the Closing  Date,  the Company will not
(i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

5.6 FURTHER ASSURANCES

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 10 below). The Company acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

6. COVENANTS OF BUYER PRIOR TO CLOSING DATE

Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 8 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

All of the Company's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2 THE COMPANY'S PERFORMANCE

         (a) All of the covenants and obligations that the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in
         Section 5.3 must have been performed and complied with in all respects.

7.3 NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.4 BOARD RESOLUTION

The Company's and Subsidiary's Boards of Directors shall have executed the Board Resolution in a form reasonably acceptable to Buyer, and the Company and Subsidiary shall have delivered a copy thereof to Buyer.

7.5 DEVELOPMENT AGREEMENT

Buyer and the Company shall be in a position to execute and perform the Development Agreement in the form attached hereto as Exhibit 7.5 simultaneous with the execution of this Agreement.

7.7 ACTIONS AND DOCUMENTS

All corporate actions necessary to consummate the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Buyer, and the Buyer shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

7.8 OWNERSHIP OF TECHNOLOGY

The Buyer shall have received from the Company all documents and other materials requested by Buyer for the purpose of examining and determining the Company's rights in and to Intellectual Property relating to Hematocrit Technology developed and to be developed, and the status of the Company's ownership rights in and to all such Intellectual Property shall be reasonably satisfactory to Buyer under this Agreement.

7.9 DUE DILIGENCE APPROVED BY THE BUYER

The transactions contemplated under this Agreement shall have been approved by the Buyer. Buyer shall provide a copy of the Chi Lin Board resolution approving this transaction certified by an officer of Chi Lin.

8. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE

The Company's obligation to issue the Shares and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 BUYER'S PERFORMANCE

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

         (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payment required to be made by Buyer pursuant to Section 2.4(a).

8.3 NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the issuance of the Shares by the Company to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.5 DEVELOPMENT AGREEMENT

Buyer and the Company shall be in a position to execute and perform the Development Agreement in the form attached hereto as Exhibit 7.5 simultaneous with the execution of this Agreement.

9. TERMINATION

9.1 TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or the Company and Subsidiary if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured within a period of 30 days after the notice of breach.

         (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by the Company and Subsidiary, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with their obligations under this Agreement) and the Company and Subsidiary has not waived such condition on or before the Closing Date;

         (c) by mutual consent of Buyer and the Company and Subsidiary; or

         (d) by either Buyer or the Company and Subsidiary if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date set forth in Section 2.3, or such later date as the parties may agree upon in writing.

9.2 EFFECT OF TERMINATION

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and

11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10. INDEMNIFICATION; REMEDIES

10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY WAIVER

All representations, warranties, covenants, and obligations in this Agreement, the certificates delivered pursuant to Section 2.4(b), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE COMPANY

The Company will indemnify and hold Buyer harmless, and will pay to Buyer the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement, (b) any Breach by the Company of any covenant or obligation of the Company in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold the Company harmless, and will pay to the Company the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

11. GENERAL PROVISIONS

11.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

11.2 PUBLIC ANNOUNCEMENTS

No notices to third parties or other publicity concerning this Agreement or the Contemplated Transactions shall be issued or released by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld. This provision shall not be interpreted to bar a party from making any disclosure required of it by law, but if such disclosure mentions the other party, then the disclosing party shall give the mentioned party the opportunity to review the disclosure prior to its release.

11.3 CONFIDENTIALITY

Between the date of this Agreement and the Closing Date, Buyer and the Company will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence any written information stamped "confidential" when originally furnished by another party in connection with this Agreement or the Contemplated Transactions, unless
(a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.4 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

The Company:
       Mr. Ralph Henson, President
       InMedica Development Corporation
       825 North 300 West
       Salt Lake City, Utah 84103

       Facsimile No.: (801) 497-9445

with a copy to:
       Scott Jenkins
       60 South Main St., Suite 800
       Salt Lake City, Utah 84111

       Facsimile No. (801) 531-3394

Buyer:
       Richard Soong
       Chi Lin Technology Co. Ltd.
       717 No. 71 Te Lun Road
       Jen Te Hsian,
       Tainan County Taiwan, R.O.C
       Facsimile No.:   (06) 279-1194

with a copy to:

       Robert S. Chiang
       Chi Lin Technology Co. Ltd.
       717 No. 71 Te Lun Road
       Jen Te Hsian,
       Tainan County Taiwan, R.O.C
       Facsimile No.:   (06) 279-1194

11.5 JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Utah, County of Salt Lake, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of Utah, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6 FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Proposal of Joint Venture between Buyer and the Company dated April 27, 2000) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.10 SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.12 TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.13 GOVERNING LAW

This Agreement will be governed by the laws of the State of Utah without regard to conflicts of laws principles.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

11.14 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Execution and delivery of this Agreement by facsimile machine shall be deemed as effective as delivery of an original, signed document.

       IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                   THE COMPANY:

                   INMEDICA DEVELOPMENT CORPORATION, a Utah corporation

                   By: /s/ Ralph Henson
                   --------------------
                   Name:   Ralph Henson
                   Title:  President


                   BUYER:

                   CHI LIN TECHNOLOGY CO., LTD., a corporation organized and existing under the laws of the Republic of China

                   By:
                      --------------------------------------------------
                   Name:
                        ------------------------------------------------
                   Title:
                         -----------------------------------------------


                   By:
                      --------------------------------------------------
                   Name:
                        ------------------------------------------------
                   Title:
                         -----------------------------------------------

LIST OF EXHIBITS AND SCHEDULES


SCHEDULE 2 of Exhibit 3            Description  of  Contracts  relating  to  the
                                   issuance, sale, or transfer of any equity securities or other securities of the Company

SCHEDULE 7 of Exhibit 3            Financial Statements

SCHEDULE 13 of Exhibit 3           List of all  licensing  agreements  or  other
                                   Contracts    with    respect   to    patents,
                                   trademarks, copyrights, or other intellectual
                                   property    relating   to   the    Hematocrit
                                   Technology, including agreements with current
                                   or   former   employees,    consultants,   or
                                   contractors regarding the appropriation or the non-disclosure of any of the Company's intellectual property assets relating to the Hematocrit Technology

Exhibit 3 Representations, Warranties and Covenants of the Company

EXHIBIT 7.5                        Development,   Licensing  and   Manufacturing
                                   Agreement

                                  SCHEDULE 3.3


     Description of Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company



                    See Section 3, Due Diligence Request List

                                  SCHEDULE 3.4


                              Financial Statements



                   See Section 5., Due Diligence Request List

                                  SCHEDULE 3.6


            List of all licensing agreements or other Contracts with
        respect to patents, trademarks, copyrights, or other intellectual property relating to the Hematocrit Technology, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of
                any of the Company's intellectual property assets
                      relating to the Hematocrit Technology



                 See Section 8., 10, Due Diligence Request List

                                   EXHIBIT 7.5


               Development, Licensing and Manufacturing Agreement